UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2015

Talmer Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-36308 (Commission File Number)	61-1511150 (IRS Employer Identification No.)

2301 West Big Beaver Rd., Suite 525 Troy, Michigan (Address of principal executive offices)	48084 (Zip Code)

(248) 498-2802
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 18, 2015, we further amended our one-year senior unsecured revolving credit facility with U.S. Bank National Association (the “line of credit”) pursuant to the terms of a Fourth Amendment to Loan Agreement (the “Fourth Amendment”). The material changes to the line of credit resulting from the Fourth Amendment were to extend the maturity date from December 18, 2015 to December 17, 2016. The interest rate on the credit facility was also amended such that it now accrues interest at an annual rate of 1.75% (down from 3.00%), plus the one-month LIBOR rate (reset monthly). The Fourth Amendment also amends the amount of the facility fee paid by us on unused loan amounts. In addition, under the terms of the line of credit, we (and, in certain cases, our subsidiary bank) are required to maintain various financial covenants.  Certain of these financial covenants were amended in the Fourth Amendment, including (i) the minimum required total risk-based capital ratio, (ii) the maximum non-performing assets to tangible capital ratio, and (iii) the minimum ratio of the allowance for loan losses to non-performing loans. The minimum fixed charge coverage ratio was also deleted and replaced with a minimum return on average assets. We did not make any additional draws under the line of credit as a result of the Fourth Amendment.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.    Description
10.1        Fourth Amendment to Loan Agreement between U.S. Bank National Association and Talmer Bancorp, Inc.
dated December 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALMER BANCORP, INC.

Dated: December 18, 2015	By: /s/ Dennis Klaeser
Dennis Klaeser
Chief Financial Officer